[LETTERHEAD OF BINGHAM MCCUTCHEN LLP]

July 25, 2012

SLM Funding LLC
2001 Edmund Halley Drive
Reston, Virginia 20191

Re: SLM Student Loan Trust 2011-3, Class B Student Loan-Backed Notes

Ladies and Gentlemen:

We have acted as special counsel to SLM Funding LLC, a Delaware limited liability company (the “Depositor”), in connection with the sale by the Depositor and the purchase by the RBS Securities Inc. (the “Underwriter”) of $24,000,000 aggregate principal amount of Class B Notes (the “Notes”) pursuant to the terms of the Underwriting Agreement, dated July 23, 2012 (the “Underwriting Agreement”), among the Depositor, SLM Education Credit Finance Corporation (“SLM ECFC”), SLM Corporation and the Underwriter.

In connection with the issuance and sale of the Notes, the Depositor has prepared a prospectus, dated April 23, 2012 (the “Base Prospectus”), a prospectus supplement, dated November 10, 2011 (the “Prospectus Supplement”), and a supplement to prospectus supplement, dated July 23, 2012 (the “Supplement” and together with the Prospectus Supplement, the “Disclosure Materials”).  In this opinion letter, the Disclosure Materials and the Base Prospectus, including any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriter in confirming sales of the Notes, are together called the “Prospectus.”  SLM Student Loan Trust 2011-3 (the “Trust”) was formed pursuant to the short-form trust agreement, dated as of January 11, 2011, among the Depositor, The Bank of New York Mellon Trust Company, National Association, as eligible lender trustee, and BNY Mellon Trust of Delaware, as Delaware trustee (the “Delaware Trustee”), as amended and restated pursuant to an Amended and Restated Trust Agreement, dated as of November 18, 2011 (the “Trust Agreement”) among the Depositor, Deutsche Bank Trust Company Americas, as successor to The Bank of New York Mellon Trust Company, National Association, as eligible lender trustee (the “Eligible Lender Trustee”), the Delaware Trustee and Deutsche Bank National Trust Company, as successor to Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”) acting as excess distribution certificate paying agent and excess distribution certificate registrar.

SLM Funding LLC
July 25, 2012

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form S-3 (File No. 333-166301) for the registration of the Notes and certain other securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  The Registration Statement was declared effective on September 10, 2010.  As set forth in the Prospectus, the Notes were issued under and pursuant to an Indenture, dated as of November 18, 2011 (as amended and supplemented from time to time, the “Indenture”), among the Trust, the Eligible Lender Trustee and the Indenture Trustee.  Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Notes to the benefits of the Indenture and their enforceability against the Trust in accordance with their terms.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of SLM Corporation, the Depositor, SLM ECFC and Sallie Mae, Inc. as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of SLM Corporation, the Depositor, SLM ECFC and Sallie Mae, Inc. and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

(i)
the enforceability of any obligation of the Trust or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

SLM Funding LLC
July 25, 2012

(ii)
the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.

Based upon and subject to the foregoing, we are of the opinion that, assuming the Notes have been duly authorized by all requisite statutory trust action on the part of the Trust, have been executed by the Eligible Lender Trustee and have been authenticated by the Indenture Trustee in accordance with the Indenture, and will be delivered against payment in accordance with the Underwriting Agreement, such Notes will be entitled to the benefits of the Indenture and enforceable against the Trust in accordance with their terms.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Base Prospectus and in the Disclosure Materials.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP